PATENT LICENSING AGREEMENT BETWEEN MANTHEY REDMOND CORPORATION AND MANTHEY REDMOND (AUST) PTY LIMITED

THIS AGREEMENT is made on May 1, 2009.

BETWEEN:

MANTHEY REDMOND (AUST) PTY LTD (“the owner”),

AND

MANTHEY REDMOND CORPORATION (“the licensee”),

(hereinafter collectively the “Parties”)

WITNESSETH:

A.	WHEREAS, the owner is the registered proprietor of or applicant for the Patents.

B.	The owner is willing to grant to the Licensee, and the Licensee is willing to accept, a licence under the Patents in accordance with the provisions of this Agreement.

WHEREBY IT IS AGREED:

1.	Definitions

In this Agreement the following words shall have the following meanings:

“Commencement Date”                       July 1, 2009

“Invention”                                                    the invention claimed in the Patents;

“Licensed Products”      any and all products that are manufactured by the Licensee or its sub-licensee and are within any of the claims of the Patents;

“Parties”      the Owner and the Licensee, and “Party” shall mean either of them;

“Patents”      any and all of the patents that are, or will be granted in the future based on the description of invention referred to in schedule 1, including any continuations, continuations in part, extensions, reissues, divisions, and including any patents, supplementary protection certificates and similar rights that are based on or derive priority from the foregoing;

“Supply”      any disposition of Licensed Products whether under a contract of sale, hire, leasing or otherwise, including the supply by the Licensee to itself for its own use, but excluding the supply to itself for the purposes of supply to others;

“Territory”      any territory in which the Owner holds a patent or has made application for a patent to protect the invention referred to in the patents.

2.	Grant

1.	Licence

The Owner hereby grants to the Licensee, subject to the provisions of this Agreement and payment as set out in clause 3, a license under the Patents with the right to sublicense, subject to clause 2.3 below, to develop, manufacture, have manufactured, use and sell or supply Licensed Products in the Territory.

2.	Formal licences

The Parties shall execute such formal licences as the Licensee’s patent advisers consider may be necessary or appropriate for registration with Patent Offices and other relevant authorities to particular territories.

3.	Sub-licensing

The Licensee shall be entitled to grant sub-licences of its rights under this Agreement to any person provided that:

a.	the sub-licence shall include obligations on the sub-licensee which are equivalent to the obligations on the Licensee under this Agreement;

b.	the sub-licence shall terminate automatically on the termination of this Agreement for any reason;
c.	within 30 days of the grant of any sub-licence the Licensee shall provide to the owner a true copy of it; and
d.
the Licensee shall be responsible for any breach of the sub-licence by the sub-licensee, as if the breach had been that of the Licensee under this Agreement, and the Licensee shall indemnify the Owner against any loss, damages, costs, claims or expenses which are awarded against or suffered by the Owner as a result of any such breach by the sub-licensee.

4.	Information and Improvements

Upon execution of this agreement by the Parties and upon the execution of a confidentiality agreement by the Licensee, the Owner shall:

a.	Inform, if requested, the Licensee of all technical information concerning the Inventions known to the Owner;
b.	supply the Licensee with any documents or drawings relevant to the Inventions; and
c.	License the Licensee to use such documents, drawings and technical information.

2.
If during the continuation of this Agreement the Owner shall develop or discover any improvement to the Invention (“Improvement”), the Owner shall promptly notify the Licensee and provide full details to the Licensee.

3.	At the request of the Licensee, the Owner shall grant to the Licensee a royalty-free licence to make use of any improvement(s).

5.	No other licence

It is acknowledged and agreed that no licence is granted by the Owner to the Licensee other than the licence expressly granted by the provisions of this clause 2.

6.	Quality
The Licensee shall ensure that all of the Licensed Products marketed by it and its sub-licensees comply with all applicable laws and regulations in each part of the Territory.

7.	Patent markings
The Licensee shall mark or cause to be marked in a legible manner on some conspicuous part of the Licensed Products (or if this is not possible on the packaging of the Licensed Products) words indicating, as applicable, either that patents have been applied for or patents have been granted in respect of the Licensed Product and giving the relevant patent application number(s) or patent number(s).

3.	Payments

1.	Initial Payment

The Licensee is not required to pay an initial payment.

2.	Royalties

The Licensee is required to pay a royalty equal to 5% of its gross annual profits earned as a result of this licence.

4.	Intellectual property

1.	Obtain and maintain Patents

The Owner shall, at the costs and expense to be paid by the Licensee for the duration of this agreement:

a.
endeavour to obtain valid patents pursuant to each of the patent applications based on the invention described in Schedule 1(or improvements thereto) so as to secure the broadest monopoly reasonably available; and

b.	pay all renewal fees in respect of the Patents as and when due.
c.	Pay all costs necessary to ensure the Owner maintains ownership of all patents for the duration of this agreement.

Infringement of the Patents

1.
Each Party shall inform the other Party promptly if it becomes aware of any infringement or potential infringement of any of the Patents, and the Parties shall consult with each other to decide the best way to respond to such infringement.

2.
If the Parties fail to agree on a joint programme of action, including how the costs of any such action are to be borne and how any damages or other sums received from such action are to be distributed, then the Licensee shall be entitled to take action against the third party at is sole expense and it shall be entitled to all damages or other sums received from such action, after reimbursing the Owner for any reasonable expenses incurred in assisting it in such action. The Owner shall agree to be joined in any suit to enforce such rights subject to being indemnified and secured in a reasonable manner as to any costs, damages, expenses or other liability and shall have the right to be separately represented by its own counsel at its own expense. After recovery of the Owner’s and the Licensee’s costs of taking such action, any net sum recovered by the Licensee from a third party infringer shall be treated as if it were the Net Sales Value of Licensed Products on which the Licensee shall pay royalties to the Owner in accordance with the provisions of this Agreement.

2.	Infringement of third party rights

1.
If any warning letter or other notice of infringement is received by a Party, or legal suit or other action is brought against a Party, alleging infringement of third party rights in the manufacture, use or sale of any Licensed Product or use of any Patents, that Party shall promptly provide full details to the other Party, and the Parties shall discuss the best way to respond.

2.
The Licensee shall have the right but not the obligation to defend such suit and shall have the right to settle with such third party, provided that if any action or proposed settlement involves the making of any statement, express or implied, concerning the validity of any Patents, the consent of the Owner must be obtained before taking such action or making such settlement.

3.
The Licensee shall be entitled to deduct from royalties payable under this Agreement any sums paid to third parties (including without limitation damages, payments in settlement of litigation and royalty payments) and costs and expenses incurred in relation to any alleged or actual infringement of third party rights in the manufacture, use or sale of any Licensed Product.

5.	Warranties and liability

1.	The Owner warrants, represents and undertakes to the Licensee as follows:

a.	it is the exclusive legal and beneficial owner of all rights, title and interest in the Patents;
b.	Schedule 1 is a complete description of the invention (as at the date of this Agreement) and of other intellectual property of which the Owner is aware relating to the Invention;
c.
The Owner is entitled to license the Patents to the Licensee and has not previously entered into any agreement relating to them or to the Invention, which might affect its ability to license the Patents to the Licensee in accordance with the provisions of this Agreement or enter into this Agreement or which would be inconsistent with the Owner’s warranties and obligations under this Agreement;

d.
It is registered as the proprietor of the Patents (or, in the case of patent applications, as the applicant), all registrations and filings necessary to preserve the rights of the Owner have been made and are in good standing, and the Owner has not done or omitted to do anything which may cause the Patents to lapse prematurely or be the subject of a compulsory licence;

e.	It is not aware of any allegation or claim that it is not entitled to the Patents or to be registered as the exclusive owner of them;
f.	The Patents are or will be upon grant valid and enforceable;
g.
There are no allegations or proceedings, pending or threatened, which assert that development, manufacture, use or sale of any Licensed Product infringes or will infringe third party rights or which challenge the validity or enforceability of the Patents;

2.	No other warranties

1.
Each of the Licensee and the Owner acknowledges that, in entering into this Agreement, it does not do so in reliance on any representation, warranty or other provision except as expressly provided in this Agreement, and any conditions warranties or other terms implied by statute or common law are excluded from this Agreement to the fullest extent permitted by law.

2.	Without limiting the scope of clause 5.2.1, the Owner does not give any warranty, representation or undertaking:

a.	as to the efficacy or usefulness of the Patents; or

b.	that any of the Patents are or will be valid or subsisting or (in the case of an application) will proceed to grant.

3.	Indemnity

The Licensee shall indemnity the Owner against any loss, damages, costs or expenses which are awarded against or incurred by the Owner as a result of any claim or threatened claim concerning the use by the Licensee or any of its sub-licensees of the Patents or otherwise in connection with the manufacture, use or sale of or any other dealing in any of the Licensed Products by Licensee or any of its sub-licensees.

6.	Duration and Termination

1.	Commencement and Termination by Expiry

This Agreement, and the licences granted hereunder, shall come into effect on the Commencement Date and, unless terminated earlier in accordance with this clause 6, shall continue in force on a country by country basis until the date on which all the Patents have expired or been revoked without a right of further appeal, and on such date this Agreement and the licences granted hereunder shall terminate automatically by expiry.

2.	Early termination

1.	The owner and Licensee may only terminate this agreement in writing signed by duly authorised representatives of the Owner and the Licensee.

2.
The Owner may terminate this Agreement if an external administrator or controller is appointed to control the Licensee (irrespective of whether the appointment is voluntary or on an Order by a Court or an authorised regulatory body), or the Licensee becomes insolvent, or the Licensee seeks protection from its creditors under any Federal or State insolvency law enacted in the United States of America.

7.	General

1.	Force majeure
Neither Party shall have any liability or be deemed to be in breach of this Agreement for any delays or failures in performance of this Agreement which result from circumstances beyond the reasonable control of that Party, including without limitation labour disputes involving that Party.

2.	Amendment
This Agreement may only be amended in writing signed by duly authorised representatives of the Owner and the Licensee.

3.	Assignment and third party rights

Neither party shall assign, mortgage, charge or otherwise transfer any rights or obligations under this Agreement, nor any of the Patents or rights under the Patents, without the prior written consent of the other Party.

4.	Waiver
No failure or delay on the part of either Party to exercise any right or remedy under this Agreement shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude the further exercise of such right or remedy.

5.	Invalid clauses
If any provision or party of this Agreement is held to be invalid or unenforceable, this Agreement shall be deemed to be amended by the addition or deletion of wording as appropriate to remove the invalid part or provision but otherwise to retain the provision and the other provisions of this Agreement to the maximum extent permissible under applicable law.

6.	No-agency
Neither Party shall act or describe itself as the agent of the other, nor shall it make or represent that it has authority to make any commitments on the other’s behalf.

7.	Interpretation
In this Agreement:
a.	the headings are used for convenience only and shall not affect its interpretation;
b.	references to persons shall include incorporated and unincorporated persons; reference to the singular include the plural and vice versa; and references to the masculine include the feminine.

8.	Notices
Any notice to be given under this Agreement shall be in writing and shall be sent by first class mail or air mail, or by fax (confirmed by first class mail or air mail), to the address of the relevant Party, or to the relevant fax number utilised by the relevant Party.

9.	Law and Jurisdiction
The validity, construction and performance of this Agreement shall be governed by the law of Queensland, Australia.

10.	Further action

Each Party agrees to execute, acknowledge and deliver such further instruments, and do all further similar acts, as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

11.	Entire agreement
This Agreement, including its Schedules, sets out the entire agreement between the Parties relating to its subject matter and supersedes all prior oral or written agreements, arrangements or understandings between them relating to such subject matter. The parties acknowledge that they are not relying on any representation, agreement, term or condition which is not set out in this Agreement.

12.	This agreement is a deed.

IN WITNESS the Parties hereto have duly executed this Agreement on the date first above written:

EXECUTED BY
MANTHEY REDMOND CORPORATION
)
By its duly authorised officer		)		Steven Charles Manthey- President

EXECUTED BY
MANTHEY REDMOND (Aust)
PTY LTD		)
by its duly authorised officer			)	Steven Charles Manthey- Director

SCHEDULE 1

The Linear Convergent Engine invented by Steven Charles Manthey